Exhibit 99

   Direct General Corporation Announces Second Quarter Results and
              Regulatory Approval of Proposed Acquisition

    NASHVILLE, Tenn.--(BUSINESS WIRE)--Aug. 2, 2005--Direct General Corporation (Nasdaq:DRCT) today announced second quarter 2005 net income of $11.5 million or $0.53 per share, on a diluted basis, which included the after-tax impact of net realized losses on investments of $0.2 million or $0.01 per share. Comparatively, net income for the second quarter of 2004 was $16.0 million or $0.70 per share on a diluted basis.
    For the three months ended June 30, 2005, gross premiums written decreased 3.3% to $98.4 million and gross revenues decreased 3.0% to $125.2 million, as compared to the same period in 2004. Net premiums written increased 1.4% to $87.0 million for the current quarter as the percentage of business retained by the Company increased to 88.4% in the second quarter of 2005 from 84.3% in the second quarter of 2004. Net premiums earned, a function of net premiums written in the current and prior periods, increased 12.3% to $104.7 million for the three months ended June 30, 2005 compared to the second quarter of 2004.
    Direct General's net loss ratio of 73.0% in the second quarter of 2005, as compared to the net loss ratio of 73.2% in the second quarter of 2004, demonstrates the Company's continued commitment to consistent pricing and effective claims handling. The Company's quarterly actuarial reserve analysis as of June 30, 2005 resulted in an overall redundancy in the net loss reserves for prior accident quarters of $0.4 million or 0.4 points of the loss ratio. In comparison, the Company's net loss ratio was increased by approximately 0.7 points of unfavorable development in the second quarter of 2004.
    The Company's combined ratio was 85.4% in the second quarter of 2005, as compared to 75.4% for the corresponding period in 2004, reflecting a higher level of operating expenses including costs related to the Company's expansions in Texas, Missouri and Virginia, and a decrease in ceding commissions received from reinsurers.
    The Company is pleased to announce that it recently received regulatory approval to proceed with the acquisition of a property and casualty insurance company, the assets of which consist of debt securities and licenses to conduct property and casualty business in 38 states and the District of Columbia. The purchase price is estimated to be $10.3 million, of which approximately $4.3 million is expected to be allocated to the value of the licenses and recorded as goodwill. This pending acquisition, which is expected to close within 30 days, should facilitate the Company's entrance into new markets and provide flexibility to explore alternative distribution channels and pricing.

    Conference Call

    The Company will hold a conference call to discuss its second quarter 2005 results at 11:00 a.m. (EDT), August 3, 2005. The conference call will be broadcast over the Internet. To listen to the call via the Internet, go to Direct's Web site, www.direct-general.com, click on Investors and follow the instructions provided at the webcast link. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com). The archived webcast will be available shortly after the call on the Company's Web site until the Company's next conference call.

    GENERAL INFORMATION

    Direct General Corporation, headquartered in Nashville, Tennessee, is a financial services holding company whose principal operating subsidiaries provide non-standard personal automobile insurance, term life insurance, premium finance and other consumer products and services primarily through neighborhood sales offices staffed predominantly by employee-agents. Direct's operations are concentrated in the southeastern part of the United States. Additional information about Direct can be found online at www.direct-general.com.

    Safe Harbor Statement

    This press release contains statements that may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.
    These statements can be identified from the use of the words "may," "should," "could," "potential," "continue," "plan," "forecast," "estimate," "project," "believe," "intend," "anticipate," "expect," "target," "is likely," "will" or the negative of these terms and similar expressions. Forward-looking statements include, but are not limited to, discussions regarding our operating strategy, growth strategy, acquisition strategy, cost savings initiatives, industry, economic conditions, financial condition, liquidity and capital resources and results of operations. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections.
    Forward-looking statements are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed in this press release. These risks and uncertainties include, without limitation, uncertainties related to fluctuations in interest rates and stock indices; claims frequency and severity experience; cyclical changes in the personal automobile insurance market; the effects of competition in the areas in which the Company operates; changes in economic and regulatory conditions; failure of expected contingencies to occur; estimates, assumptions and projections generally; inflation and changes in financial markets; the accuracy and adequacy of the Company's pricing methodologies; the outcome of litigation pending against the Company; court decisions and trends in litigation; the ability to obtain timely approval for requested rate changes; weather conditions including severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions; changes in driving patterns and loss trends; and acts of war and terrorist activities.
    In addition, the Company's past results of operations do not necessarily indicate its future results. The Company undertakes no obligation to publicly update or revise any use of the forward-looking statements. For more detailed discussion of some of the foregoing risks and uncertainties, please see the Company's filings with the Securities and Exchange Commission.


              DIRECT GENERAL CORPORATION AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                          (Unaudited)
                                       Three Months Ended
                                            June 30,
                             -----------------------------------------
                                   2005        2004       %Change
                             -----------------------------------------
                             (In thousands - except per share amounts)
Revenues

   Premiums earned               $104,737     $93,297       12.3
   Finance income                 12,130       12,702       (4.5)
   Commission and service
    fee income                    11,116       11,980       (7.2)
   Net investment income           3,546        2,621       35.3
   Net realized (losses)
    gains on securities
    and other                       (286)          (9)        NM
----------------------------------------------------------------------
       Total revenues            131,243      120,591        8.8
----------------------------------------------------------------------
Expenses



   Insurance losses and
    loss adjustment
    expenses                      76,485       68,262       12.0
   Selling, general and
    administrative costs          34,322       25,148       36.5
   Interest expense                1,950        1,539       26.7
----------------------------------------------------------------------
       Total expenses            112,757       94,949       18.8
----------------------------------------------------------------------
   Income before income
    taxes                         18,486       25,642      (27.9)
   Income tax expense              6,990        9,624      (27.4)
----------------------------------------------------------------------
       Net income            $    11,496   $   16,018      (28.2)
----------------------------------------------------------------------

Earnings per Share
Numerator:
-------------------------------------------------------
   Net income                $    11,496   $   16,018
-------------------------------------------------------
Denominator:
   Weighted average
    common shares
    outstanding                 21.634.5     22,239.2
   Dilutive stock options           48.4        602.5
-------------------------------------------------------
   Weighted average common
    shares outstanding for
    purposes of computing
    diluted earnings per
    common share                21,682.9     22,841.7
-------------------------------------------------------

Basic earnings per
 common share                     $ 0.53       $ 0.72
-------------------------------------------------------
Diluted earnings per
 common share                     $ 0.53       $ 0.70
-------------------------------------------------------



                                           (Unaudited)
                                         Six Months Ended
                                             June 30,
                             -----------------------------------------
                                  2005          2004      %Change
                             -----------------------------------------
                             (In thousands - except per share amounts)
Revenues

   Premiums earned            $  206,650    $  176,304      17.2
   Finance income                 24,301        25,463      (4.6)
   Commission and service
    fee income                    25,383        25,475      (0.4)
   Net investment income           6,875         4,897      40.4
   Net realized (losses)
    gains on securities
    and other                       (255)           60        NM
----------------------------------------------------------------------
       Total revenues            262,954       232,199      13.2
----------------------------------------------------------------------
Expenses



   Insurance losses and
    loss adjustment
    expenses                     152,367       129,087      18.0
   Selling, general and
    administrative costs          67,106        50,388      33.2
   Interest expense                3,260         2,891      12.8
----------------------------------------------------------------------
       Total expenses            222,733       182,366      22.1
----------------------------------------------------------------------
   Income before income
    taxes                         40,221        49,833     (19.3)
   Income tax expense             15,142        18,797     (19.4)
----------------------------------------------------------------------
       Net income             $   25,079    $   31,036     (19.2)
----------------------------------------------------------------------

Earnings per Share
Numerator:
-------------------------------------------------------
   Net income                 $   25,079    $   31,036
-------------------------------------------------------
Denominator:
   Weighted average
    common shares
    outstanding                 21,951.6      21,871.1
   Dilutive stock options           75.4         718.1
-------------------------------------------------------
   Weighted average common
    shares outstanding for
    purposes of computing
    diluted earnings per
    common share                22,027.0      22,589.2
-------------------------------------------------------

Basic earnings per
 common share                 $     1.14    $     1.42
-------------------------------------------------------
Diluted earnings per
 common share                 $     1.14    $     1.37
-------------------------------------------------------

NM = Not Meaningful


              DIRECT GENERAL CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS



                                       (Unaudited)
                                         June 30,   Dec. 31,
                                           2005       2004     %Change
                                       -------------------------------
                                           (In thousands)
Assets
 Investments:
   Debt securities available-for-sale,
    at fair value                        $356,706  $334,816       6.5
   Short-term investments                   1,623     1,663      (2.4)
----------------------------------------------------------------------
       Total investments                  358,329   336,479       6.5
 Cash and cash equivalents                110,541    70,988      55.7
 Finance receivables, net                 241,541   214,180      12.8
 Reinsurance balances receivable           32,102    35,671     (10.0)
 Prepaid reinsurance premiums              27,651    29,544      (6.4)
 Other assets                             106,894   100,590       6.3
----------------------------------------------------------------------
       Total assets                      $877,058  $787,452      11.4
----------------------------------------------------------------------

Liabilities and Shareholders' Equity
 Loss and loss adjustment expense
  reserves                               $126,055  $124,858       1.0
 Unearned premiums                        245,075   223,303       9.7
 Reinsurance balances payable and
  funds held                               36,452    33,996       7.2
 Notes payable                            179,202   135,626      32.1
 Other liabilities                         41,355    24,588      68.2
----------------------------------------------------------------------
       Total liabilities                  628,139   542,371      15.8
----------------------------------------------------------------------

 Shareholders' equity
     Common stock                          89,850   109,163     (17.7)
     Retained earnings                    159,508   136,178      17.1
     Accumulated other comprehensive
      loss                                   (439)     (260)     68.8
----------------------------------------------------------------------
       Total shareholders' equity         248,919   245,081       1.6
----------------------------------------------------------------------
          Total liabilities and
           shareholders' equity          $877,058  $787,452      11.4
----------------------------------------------------------------------

NM = Not Meaningful


                      DIRECT GENERAL CORPORATION
                SELECTED FINANCIAL DATA AND KEY RATIOS

The following table presents our gross premiums written in our major markets and provides a reconciliation of gross revenues (a non-GAAP financial measure) to total revenues, a summary of gross, ceded and net premiums written and earned, and key financial ratios for the periods presented ($ in millions):



                             (Unaudited)             (Unaudited)
                          Three Months Ended       Six Months Ended
                               June 30,                June 30,
                       -----------------------------------------------
                         2005   2004   %Change   2005   2004   %Change
                       -----------------------------------------------
Gross premiums written
   Florida              $46.6  $52.2    (10.7) $124.7 $136.1     (8.4)
   Tennessee             12.5   13.6     (8.1)   34.8   37.0     (5.9)
   Georgia                5.5    6.7    (17.9)   16.1   19.0    (15.3)
   Louisiana              5.3    6.1    (13.1)   17.1   18.6     (8.1)
   Texas                 14.5    8.0     81.3    23.0   15.0     53.3
   Mississippi            5.0    5.0      0.0    15.0   15.1     (0.7)
   All other states       9.0   10.2    (11.8)   29.0   30.0     (3.3)
----------------------------------------------------------------------
Gross premiums written  $98.4 $101.8     (3.3) $259.7 $270.8     (4.1)
Ancillary income         23.2   24.7     (6.1)   49.7   50.9     (2.4)
Net investment income     3.6    2.6     38.5     6.9    4.9     40.8
----------------------------------------------------------------------
   Gross revenues(1)    125.2  129.1     (3.0)  316.3  326.6     (3.2)
Ceded premiums written  (11.4) (16.0)   (28.8)  (29.4) (47.6)   (38.2)
Change in net unearned
 premiums                17.7    7.5    136.0   (23.6) (46.9)   (49.7)
Net realized gains on
 securities and other    (0.3)     -       NM    (0.3)   0.1       NM
----------------------------------------------------------------------
   Total revenues      $131.2 $120.6      8.8  $263.0 $232.2     13.3
----------------------------------------------------------------------
Gross premiums written  $98.4 $101.8     (3.3) $259.7 $270.8     (4.1)
Ceded premiums written  (11.4) (16.0)   (28.8)  (29.4) (47.6)   (38.2)
----------------------------------------------------------------------
   Net premiums written $87.0  $85.8      1.4  $230.3 $223.2      3.2
----------------------------------------------------------------------
Gross premiums earned  $119.7 $120.4     (0.6) $237.9 $235.4      1.1
Ceded premiums earned   (15.0) (27.1)   (44.6)  (31.2) (59.1)   (47.2)
----------------------------------------------------------------------
   Net premiums earned $104.7  $93.3     12.3  $206.7 $176.3     17.2
----------------------------------------------------------------------
Key Financial Ratios
--------------------
Loss ratio - net(2)      73.0%  73.2%            73.7%  73.2%
Expense ratio - net(3)   12.4%   2.2%            10.0%   1.3%
-------------------------------------          --------------
  Combined ratio
    - net (4)            85.4%  75.4%            83.7%  74.5%
-------------------------------------          --------------

(1) Gross Revenues (a non-GAAP financial measure). Gross revenues is the sum of gross premiums written plus ancillary income (finance income and commission and service fee income) plus net investment income (excluding realized gains and losses). We use gross revenues as the primary measure of the underlying growth of our revenue streams from period to period. Gross revenues are reconciled to total revenues in the table above.

(2) Loss ratio. Loss ratio is the ratio (expressed as a percentage) of losses and loss adjustment expenses incurred to premiums earned and measures the underwriting profitability of a company's insurance business.

(3) Expense ratio. Expense ratio is the ratio (expressed as a percentage) of net operating expenses to premiums earned and measures a company's operational efficiency in producing, underwriting and administering its insurance business. For statutory accounting purposes, operating expenses of an insurance company exclude investment expenses, and are reduced by other income. There is no such industry definition for determining an expense ratio for GAAP purposes. As a result, we apply the statutory concept of net operating expenses in calculating our expense ratio on a GAAP basis. We reduce our operating expenses by ancillary income (excluding net investment income and realized gains (losses) on securities) to calculate our net operating expenses.

(4) Combined ratio. Combined ratio is the sum of the loss ratio and the expense ratio and measures a company's overall underwriting profit. If the combined ratio is at or above 100, an insurance company cannot be profitable without investment income (and may not be profitable if investment income is insufficient). We use the GAAP combined ratio in evaluating our overall underwriting profitability and as a measure for comparison of our profitability relative to the profitability of our competitors.

    CONTACT: Direct General Corporation
             William J. Harter, 901-541-3399
             Fax: 901-366-3875
             bill.harter@directins.com